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                        [KPMG LETTERHEAD]



February 5, 1999

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for North Arkansas Bancshares, Inc. and, under the date of August 7, 1998, we reported on the consolidated financial statements of North Arkansas Bancshares, Inc. and subsidiary as of and for the years ended June 30, 1998 and 1997. On February 4, 1999, we were notified that our appointment as principal accountants was terminated. We have read North Arkansas Bancshares, Inc.'s statements included under Item 4 of its Form 8-K dated January 28, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with North Arkansas Bancshares, Inc.'s statement that the dismissal of KPMG LLP and the appointment of Baird, Kurtz & Dobson, Certified Public Accountants on January 28, 1999, was approved by the board of directors, and we are not in a position to agree or disagree with the statement that Baird, Kurtz & Dobson, Certified Public Accountants was not engaged to provide advice regarding the application of accounting principles to a specified transaction or the type of audit opinions that might be rendered on the North Arkansas Bancshares, Inc.'s consolidated financial statements.

                                      Very truly yours,

                                      /s/ KPMG LLP

                                      KPMG LLP